NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2021
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 18, 2022) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2021, reporting net income of $25.9 million for the quarter and $69.5 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2021, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors has declared a dividend equal to an annual yield of 2.05 percent, the daily average of the Secured Overnight Financing Rate for the fourth quarter of 2021 plus 200 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2021, will be paid on March 2, 2022. As always, dividends remain at the discretion of the board.

“The headwinds from the pandemic continued to impact FHLBank Boston, our members, and the communities they serve in 2021,” said FHLBank Boston President and CEO Timothy J. Barrett. “The monetary and fiscal responses to the pandemic reduced our members’ need for liquidity. The Bank, however, continued to engage and serve our members throughout the year, including providing significant funding in support of affordable housing and economic development throughout New England. As a result of these efforts, our financial performance was strong, we were able to provide our members with an attractive dividend, and we expect to remain well positioned to meet our members’ liquidity needs going forward.”

Fourth Quarter 2021 Operating Highlights

The Bank’s overall results of operations are influenced by the economy, financial markets and, in particular, by members' demand for advances. During 2021, interest rates remained significantly below pre-pandemic levels and the Bank experienced a continued reduction in demand for advances from our members. Depository member institutions continued to report significantly elevated deposit balances, which has reduced demand for advances and other forms of wholesale funding.

Net income for the quarter ending December 31, 2021, was $25.9 million, compared with net income of $22.2 million for the same period in 2020. The increase in net income for the quarter was primarily due to a decrease of $18.5 million in operating and other expenses, a decrease of $13.9 million in net unrealized losses on trading securities, and a $9.5 million decrease in losses on early extinguishment of debt, offset by a $25.6 million decrease to litigation settlement income, a decline of $5.4 million in net interest income after provision for credit losses, and a decrease of $4.1 million in net gain from sale of securities. These results led to a $2.9 million statutory contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the three months ended December 31, 2021, was $56.4 million, compared with $61.8 million for the same period in 2020. The $5.4 million decrease in net interest income after provision for credit losses was driven by a $7.1 billion decrease in the average balance of advances and a $847.8 million decrease in the average balance of mortgage loans. The Bank also experienced a decline of $344.6 million in the average balance of outstanding capital stock in the fourth quarter of 2021 compared to the fourth quarter of 2020. Net interest income was therefore negatively affected by lower income from investing the Bank’s capital. These negative factors were partially offset by increases to net interest income resulting from an increase in net interest margin and net interest spread as further discussed below, and a $1.9 billion increase in the average balance of U.S. Treasury securities.

Net interest spread was 0.64 percent for the quarter ended December 31, 2021, an increase of seven basis points from the same period in 2020, and net interest margin was 0.66 percent, an increase of six basis points from the same period in 2020. The increase in both net interest spread and net interest margin mainly reflect an improvement in funding costs relative to the same period in 2020. In addition, net amortization of premium on mortgage-backed securities (MBS) and mortgage loans decreased by $8.5 million and net prepayment fee income(1) increased by $3.4 million.

Net gains on derivatives in other income for the three months ended December 31, 2021, totaled $229 thousand, compared with $2.4 million for the same period in 2020. The $229 thousand net gains for the current quarter mainly consisted of $1.6 million unrealized gains from changes in fair value on economic hedges, partially offset by $1.3 million of interest expense on economic hedges. Additionally, unrealized losses on trading securities totaled $5.8 million for the three months ended December 31, 2021. Together, these realized and unrealized gains and losses provided an economic offset primarily to interest income from trading securities, which totaled $5.9 million for the three months ended December 31, 2021.

December 31, 2021 Balance-Sheet Highlights

Total assets decreased $5.9 billion, or 15.4 percent, to $32.5 billion at December 31, 2021, down from $38.5 billion at year-end 2020. During the year ended December 31, 2021, advances decreased $6.5 billion, or 34.4 percent, to $12.3 billion, compared with $18.8 billion at year-end 2020.

Total investments were $16.4 billion at December 31, 2021, up from $13.3 billion at the prior year end. Investments in mortgage loans totaled $3.1 billion at December 31, 2021, a decrease of $810.1 million from year-end 2020 driven by continued elevated mortgage refinancing activity. Cash and due from banks totaled $205.0 million at December 31, 2021, a decrease of $1.8 billion from the prior year end.

GAAP capital at December 31, 2021, was $2.5 billion, a decrease of $250.9 million from $2.8 billion at year-end 2020. During 2021, capital stock decreased by $313.5 million, primarily attributable to the decrease in advances. Total retained earnings grew to $1.5 billion during 2021, an increase of $49.8 million, or 3.3 percent, from December 31, 2020. Of this amount, restricted retained earnings(4) totaled $368.4 million at December 31, 2021. Accumulated other comprehensive income totaled $29.0 million at December 31, 2021, an improvement of $12.8 million, or 79.5 percent, from December 31, 2020.

The Bank was in compliance with all regulatory capital ratios at December 31, 2021, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2021.(2)

2021 Annual Operating Highlights

Net income for the year ending December 31, 2021, was $69.5 million, compared with net income of $120.3 million for 2020, the result of a decrease of $77.7 million in gains on sales of securities, an increase of $34.4 million in net unrealized losses on trading securities, and a $25.6 million decrease in litigation settlement income. These decreases to net income were offset by a decrease of $49.1 million in net losses on derivatives, a $17.6 million increase in net interest income after provision for credit losses, and a $13.8 million reduction in operating and other expenses. These results led to a $7.7 million statutory contribution to the Bank's Affordable Housing Program for the year. In addition, the Bank made a voluntary contribution of $4.8 million to the Affordable Housing Program.

Net interest income after provision for credit losses for the year ending December 31, 2021, was $212.2 million, compared with $194.6 million for 2020. The increase of $17.6 million in net interest income after provision for credit losses is attributable to several favorable factors, including: the absence of margin compression on liquidity investments that the Bank experienced during the second quarter of 2020 following the sudden interest-rate cuts by the FOMC in March 2020; a $33.2 million decrease in net amortization of premium on mortgage-backed securities and mortgage loans; a $16.5 million increase in net unrealized gains from fair value hedges; a $1.5 billion increase in the average balance of U.S. Treasury securities; and a general improvement in funding costs. These factors were partially offset by reductions to net interest income resulting from average balance decreases of $12.4 billion for advances and $840.1 million for mortgage loans, as well as a $9.0 million decrease in accretion of significant improvement in projected cash flows resulting from sales of previously impaired private-label MBS as all private-label MBS were sold in 2020. In addition, net interest income was negatively affected by lower income from investing our capital, resulting from the near-zero, and substantially lower, average short-term interest rates in 2021 compared to the year prior and the $541.3 million decline in the average balance of outstanding capital stock in 2021 compared to the same period a year prior.

For the year ended December 31, 2021, net interest margin was 0.60 percent, an increase of 21 basis points from 2020 and net interest spread was 0.57 percent for the year ended December 31, 2021, an increase of 25 basis points from the same period in 2020. The increase in both net interest spread and net interest margin mainly reflects an improvement in funding costs in 2021 relative to 2020, as well as the improvements in net interest income after provision for credit losses described above.

Net losses on derivatives in other income for the year ended December 31, 2021, totaled $559 thousand, compared with $49.7 million for 2020. The $559 thousand net losses for the current year consisted of $17.2 million unrealized gains from changes in fair value on economic hedges and $17.8 million of interest expense on economic hedges. Additionally, unrealized losses on trading securities totaled $46.3 million for the year ended December 31, 2021. Together, these realized and unrealized losses provided an economic offset primarily to interest income from trading securities, which totaled $49.8 million for the year ended December 31, 2021.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston
Balance Sheet Highlights
(Dollars in thousands)
(Unaudited)

	12/31/2021	9/30/2021	12/31/2020
ASSETS
Cash and due from banks	$204,993	$205,284	$2,050,028
Advances	12,340,020	14,056,991	18,817,002
Investments (3)	16,372,499	16,404,424	13,341,538
Mortgage loans held for portfolio, net	3,120,159	3,283,925	3,930,252
Other assets	507,621	498,293	322,215
Total assets	$32,545,292	$34,448,917	$38,461,035

LIABILITIES
Consolidated obligations, net	$28,888,352	$30,651,572	$34,349,900
Deposits	884,032	970,732	1,088,987
Other liabilities	241,897	229,903	240,195

CAPITAL
Class B capital stock	953,638	1,028,177	1,267,172
Retained earnings - unrestricted	1,179,986	1,159,509	1,130,222
Retained earnings - restricted (4)	368,420	368,420	368,420
Total retained earnings	1,548,406	1,527,929	1,498,642
Accumulated other comprehensive income	28,967	40,604	16,139
Total capital	2,531,011	2,596,710	2,781,953
Total liabilities and capital	$32,545,292	$34,448,917	$38,461,035

Total regulatory capital-to-assets ratio	7.7%	7.5%	7.2%
Ratio of market value of equity (MVE) to par value of capital stock (5)	253%	240%	210%

Income Statement Highlights
(Dollars in thousands)
(Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2021	12/31/2020	12/31/2021	9/30/2021	12/31/2020

Total interest income	$425,535	$753,779	$102,566	$100,912	$138,084
Total interest expense	214,834	563,571	46,509	49,847	77,692
Net interest income	210,701	190,208	56,057	51,065	60,392
Net interest income after provision for credit losses	212,163	194,566	56,412	51,145	61,826
Net unrealized losses on trading securities	(46,341)	(11,936)	(5,805)	(11,094)	(19,703)
Net (losses) gains on derivatives	(559)	(49,674)	229	(387)	2,421
Realized net gain from sale of available-for-sale securities	—	30,583	—	—	4,373
Realized net gain from sale of held-to-maturity securities	283	47,413	283	—	—
Litigation settlements	505	26,096	425	80	25,998
Other (loss) income	(770)	(1,555)	(2,694)	948	(11,692)
Operating expense	66,033	72,086	17,173	16,297	22,702
Other expense	22,048	29,771	2,888	6,033	15,810
AHP assessment	7,739	13,386	2,887	1,842	2,474
Net income	$69,461	$120,250	$25,902	$16,520	$22,237

Performance Ratios: (6)
Return on average assets	0.19%	0.24%	0.31%	0.18%	0.22%
Return on average equity (7)	2.62%	4.00%	4.00%	2.50%	3.14%
Net interest spread	0.57%	0.32%	0.64%	0.56%	0.57%
Net interest margin	0.60%	0.39%	0.66%	0.58%	0.60%

(1)    Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.
(2)    For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 19, 2021 (the 2020 Annual Report).
(3)    Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.
(4)    The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20% of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2020 Annual Report.
(5)    MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2020 Annual Report.
(6)    Yields for quarterly periods are annualized.
(7)    Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive income, and total retained earnings.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank’s plans, objectives, projections, estimates, or predictions. These statements are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” “continue,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances, mortgage-loan investments, and net income are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; the allowance for credit losses on investment securities and mortgage loans; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the expected discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the effects of COVID-19 and the emerging variants of the virus that causes COVID-19 on regulatory developments, economic conditions and markets; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular plan, objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

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